Exhibit 99.1

   INTERNATIONAL BUILDING TECHNOLOGIES GROUP, INC. RESCINDS THE STOCK SALE AND
            PURCHASE AGREEMENT (SPA) WITH WUHAN INTEPOWER CO., LTD.

City of Industry, Calif.--(BUSINESS WIRE) July 14, 2009, International Building Technologies Group, Inc. (OTCBB: INBG) announced today that the Company has rescinded the Stock Sale and Purchase Agreement ("SPA") that the Company entered into with Wuhan Intepower Co., Ltd., on April 17, 2008, because Wuhan Intepower Co., Ltd. has breached the agreement.

On April 17, 2008, the Company signed a definitive agreement to purchase the Wuhan Wufeng Machinery Manufacturing Co., Ltd. ("Machinery Company"), a subsidiary of Wuhan Intepower Co., Ltd. ("Wuhan Intepower"), located in Wuhan, Hubei Province of China. On August 13, 2008, the Company deposited RMB 1,100,000 (approximately US$166,000 or 10% of the purchase price) in the original capital account of Wuhan Intepower that opened for the purpose of the acquisition in accordance with Chinese law and regulation. The deposit should have remained in the original capital account until the final inspection by the Chinese governmental authority prior to the closing of this acquisition.

However, we recently discovered that the US$166,000 deposit was transferred out from the original capital account to another Wuhan Intepower account in violation of our agreement and in violation of Chinese regulation, without our approval and without the approval of the Chinese governmental authority. In addition, during the inspection of the books and records of the Machinery Company for the year of 2008 presented to us by Wuhan Intepower, we discovered that the figures of net profits (unaudited) presented to us by Wuhan Intepower were materially less than the net profit figure of 2006-2007 in according to the final version of the 2006-2007 audit report presented to us by the appointed audit company for this acquisition.

For the above reasons, on July 10, 2009, we sent an official letter to Wuhan Intepower rescinding the SPA and demanding the return of our US$166,000 deposit. If the deposit is not returned to us by July 17, 2009, then we will take legal action to recover our deposit.

Meanwhile, the Company is negotiating a Memorandum of Understanding with Wisco Xinda Economic Development Co., Ltd., a steel structure supplier/contractor and one of the biggest subsidiaries of Wisco (Wuhan Iron and Steel (Group) Corporation, the third largest steel manufacturer of China), together with BSI Build Systems International Corp., and its subsidiary - Build Systems International (Hawaii), Inc., a light-gauge steel structure manufacturer/contractor, to set up a joint venture to manufacture, supply and install light steel structure products, including our light-weight panels to the Suijiang New Town project and other projects in the earthquake region of Sichuan and Yunnan Provinces of China.

About International Building Technologies Group, Inc.

International Building Technologies Group, Inc. and its subsidiaries are currently transforming the combined business into a worldwide manufacturer and developer of light panel technology to be used for residential and commercial businesses, primarily in regions that are at risk of earthquakes and hurricane-like winds. For more information, visit www.ibtgi.com.
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This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:
International Building Technologies Group, Inc.
Patrick Donahoo, 702-927-7668
ir@ibtgi.com